Exhibit 99

Hormel Foods Announces Two-For-One Stock Split

Company Expresses Confidence in Future Sales and Earnings Growth

AUSTIN, Minn., (November 25, 2015) — Hormel Foods Corporation (NYSE: HRL) today announced its Board of Directors has authorized a two-for-one split of the company’s common stock. This would be the 10th stock split in the company’s history.

“For the second time in the last five years, we are excited to announce a proposed two-for-one stock split,” said Jeffrey M. Ettinger, chairman of the board and chief executive officer at Hormel Foods. “This decision acknowledges our track record of providing our shareholders solid long-term returns and demonstrates our confidence that we will continue to grow our sales and earnings in the future. In addition, we anticipate this will also put our stock price in a more attractive trading range for a number of individual investors.”

Stockholder approval of the stock split is required during the company’s Annual Meeting being held Tuesday, Jan. 26, 2016. Under the proposal, the number of authorized shares of voting common stock would increase from 800 million to 1.6 billion.

The Board of Directors established Jan. 26, 2016, as the record date for stockholders who would be entitled to receive the split shares. One additional share of common stock will be issued to stockholders around Feb. 9, 2016, for each share of common stock they hold on the record date.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minnesota, is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2015, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods was also recognized as a 2015 Military Friendly Employer by G.I. Jobs magazine, on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

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Investor Contact:	Media Contact:
Jana Haynes	Wendy A. Watkins
Hormel Foods	Hormel Foods
507-437-5248	507-437-5345
jlhaynes@hormel.com	media@hormel.com